Exhibit 4.40

ENTERGY TEXAS, INC.

______________

OFFICER’S CERTIFICATE (7-B-5)
(Under Sections 101, 104, 303(e), 502 and 801 of the Indenture,
Deed of Trust and Security Agreement of Entergy Texas, Inc.)

I, the undersigned, Stacey M. Lousteau, an Assistant Treasurer of ENTERGY TEXAS, INC., a Texas corporation (the “Company”), in accordance with Sections 303(e), 502 and 801 of the Indenture, Deed of Trust and Security Agreement, dated as of October 1, 2008 (the “Indenture”, capitalized terms used herein and not defined herein having the meanings specified in the Indenture), from the Company to The Bank of New York Mellon, as trustee, and in connection with Company Order No. 7-B-5 of even date herewith (the “Company Order”) for (i) the authentication and delivery of $135,000,000 in aggregate principal amount of a new series of the Company’s Securities, to be designated First Mortgage Bonds, 5.625% Series due June 1, 2064 (the “Bonds”), on the basis of Property Additions, and (ii) the application of the funds referred to in the Company Order to be held in trust (the “Redemption Funds”) and applied as therein described to the redemption of the Company’s First Mortgage Bonds, 7.875% Series due June 1, 2039 (the “7.875% Bonds”) such that the 7.875% Bonds will be deemed paid and no longer Outstanding for all purposes of the Indenture, do hereby certify as of May 16, 2014 that:

(A)           no Event of Default has occurred or is occurring; and

(B)           the Company has elected to redeem all $150 million outstanding principal amount of the 7.875% Bonds on or about June 16, 2014; and

(C)    all conditions precedent provided for in the Indenture relating to (i) the authentication and delivery of the Bonds as requested in the Company Order, (ii) the redemption of the 7.875% Bonds, and (iii) upon the deposit of the Redemption Funds as described in the Company Order, the 7.875% Bonds being deemed paid and no longer Outstanding for all purposes of the Indenture, in each case, have been complied with.

In accordance with Section 104 of the Indenture, the undersigned further hereby certifies that:

(a) I have made an examination or investigation at the office of the Company and of its counsel as to the statements made in (A), (B) and (C) hereof; I have read the Indenture, including without limitation the covenants and conditions provided for therein relating to the actions proposed to be taken by the Trustee as specified in the aforesaid Company Order and the definitions in the Indenture relating thereto; and I have read such Company Order and all the documents referred to therein;

(b) my statements herein are based either on my own personal knowledge or on information, data and reports furnished to me by the officers, counsel, department heads or employees of the Company who have knowledge of the facts involved applicable to such statements;

(c) in my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to the matters set forth herein and as to whether or not such covenants and conditions have been complied with; and

(d) I am of the opinion that such covenants and conditions have been complied with.

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IN WITNESS WHEREOF, I have executed this Officer’s Certificate as of the date set forth above.

            /s./ Stacey M. Lousteau
Name:  Stacey M. Lousteau
Title:  Assistant Treasurer